Exhibit k.3

WARRANT AGREEMENT

BY AND BETWEEN

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY

AS WARRANT AGENT

i

SECTION 6.3. DESCRIPTIVE HEADINGS	26
SECTION 6.4. NOTICES	26
SECTION 6.5. MAINTENANCE OF OFFICE	26
SECTION 6.6. SUCCESSORS AND ASSIGNS	27
SECTION 6.7. SEPARABILITY	27
SECTION 6.8. PERSONS HAVING RIGHTS UNDER AGREEMENT	27

ii

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”), dated as of June 22, 2004, is by and between Hercules Technology Growth Capital, Inc., a Maryland corporation with an office at 3000 El Camino Real, Suite 200, California 94306 (the “Company”), and American Stock Transfer & Trust Company, with an office at 59 Maiden Lane, Plaza Level, New York, NY 10038, (the “Warrant Agent”).

RECITALS

A. The Company has authorized the issuance of up to 1,124,999 units (“Units”), each Unit consisting of two shares of its common stock, par value $0.001 per share, (the “Common Stock”) and two warrants, one of which will have a term of up to five years (the “5-Year Warrant”) and one of which will have a term of up to 1 year (the “1-Year Warrant”). The 5-Year Warrant and the 1-Year Warrant are referred to collectively herein as the “Warrants”. Each Warrant will initially entitle the Holder thereof to purchase one share of Common Stock. The Warrants are to be attached initially to the shares of Common Stock as provided in paragraph D below.

B. 821,303 Units were offered by the Company pursuant to that certain Offering Memorandum, dated as of June 17, 2004, (the “Offering Memorandum”) and purchased (i) by the Initial Purchaser named in that certain Purchase/Placement Agreement (the “Purchase/Placement Agreement”) between the Company and the Initial Purchaser dated as of June 16, 2004 and thereafter, subject to the terms thereof, offered to (A) Qualified Institutional Buyers (“QIBs”) (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), and (B) a limited number of institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and (ii) by individual “accredited investors” (as defined in Rule 501(a)(4), (5) or (6) of the Securities Act) (collectively, “Accredited Investors”), in each case who are also “qualified purchasers” (“Qualified Purchasers”) (as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “1940 Act”), or “knowledgeable employees” (“Knowledgeable Employees”) (as defined in Rule 3c-5 under the 1940 Act), pursuant to those certain Subscription Agreements accepted by the Company as of June 17, 2004.

C. 124,999 Units (the “Exchange Units”) in definitive form were issued to the holders of the Company’s Series A-1 Preferred Stock, $0.001 par value, and Series A-2 Preferred Stock, $0.001 par value, (the “Exchange Unitholders”) in exchange for the shares of preferred stock held by such holders pursuant to an exchange agreement between the Company and such holders dated as of June 18, 2004 and are represented by definitive unit certificates dated as of such date and registered in the name of such Exchange Unitholders (the “Definitive Exchange Unit Certificates”).

D. In accordance with the provisions of Section 3 of this Agreement, the Warrants will not be detachable from the Common Stock until immediately prior to the earliest of (i) effective date of a registration statement under the Securities Act covering shares of the Company’s Common Stock, (ii) the filing by the Company of an election on Form N-54A under the 1940 Act to be regulated as a business development company under the 1940 Act

(“Form N-54A”); or (iii) if available, the filing by the Company of a notice on Form N-6F under the 1940 Act of the Company’s intention to be regulated as a business development company under the 1940 Act (“Form N-6F”); provided, however that the Warrants included in a Unit held by any Holder shall also be detachable from the Unit on the date of exercise by such Holder of one of more Warrants included in such Unit. The date a Warrant is detached pursuant to the foregoing sentence is referred to herein as the “Detachment Date.” After detachment of the Units as provided for in the immediately preceding sentence, the Warrants may be transferred separately from each other and from the shares of Common Stock to which they were attached upon issuance of the Units.

E. The 1-Year Warrants will expire at 5:00 p.m. New York City time on the date (the “1-Year Warrant Expiration Date”) that is the earliest of (i) the date that is one year after the date of the Offering Memorandum, (ii) the date immediately prior to the date of the filing by the Company of a registration statement under the Securities Act covering shares of the Company’s Common Stock (a “Registration Statement Filing”), or (iii) the date immediately prior to the date of filing by the Company of a Form N-54A or Form N-6F. The 5-Year Warrants will expire at 5:00 p.m. New York City time on the date (the “5-Year Warrant Expiration Date”) that is five years after the date of the Offering Memorandum, subject to the provisions of Section 4.6.3 and Section 4.11.1 of this Agreement.

F. The Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange, replacement and exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

SECTION 1.1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the appendices and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and Exhibit references are to the Articles, Sections, paragraphs, and Exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

Certain capitalized terms are used in this Agreement with the specific meanings defined below:

“1940 Act” shall have the meaning set forth in the Recitals.

“1-Year Warrant” shall have the meaning set forth in the Recitals.

“5-Year Warrant” shall have the meaning set forth in the Recitals.

“1-Year Warrant Exercise Period” shall have the meaning set forth in Section 4.1.1.

“5-Year Warrant Exercise Period” shall have the meaning set forth in Section 4.1.2.

“1-Year Warrant Exercise Price” shall have the meaning set forth in Section 4.2.1.

“5-Year Warrant Exercise Price” shall have the meaning set forth in Section 4.2.2.

“1-Year Warrant Expiration Date” shall have the meaning set forth in the Recitals.

“5-Year Warrant Expiration Date” shall have the meaning set forth in the Recitals.

“Accredited Investor” shall have the meaning set forth in the Recitals.

“Agreement” shall have the meaning set forth in the Recitals.

“Applicable Exercise Price” shall mean, in the case of the 1-Year Warrant, the 1-Year Warrant Exercise Price and, in the case of the 5-Year Warrant, the 5-Year Warrant Exercise Price.

“BDC Notice” shall have the meaning set forth in Section 4.6.1.

“BDC/Registration Statement Notice Date” shall have the meaning set forth in Section 4.6.1.

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by federal, state or local law or executive order to close.

“Cancelled 5-Year Warrantholders” shall have the meaning set forth in Section 4.11.1.

“Charter” shall mean the Company’s Articles of Incorporation, as amended and then in effect.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals

“Convertible Securities” has the meaning set forth in Section 4.6.2.

“Corporate Trust Office” shall mean the principal office of the Warrant Agent at 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Corporate Department, or such other address at which at any particular time its corporate trust business shall be administered.

“Custodian” shall mean the Warrant Agent or such other entity that is a “fast agent” meeting the requirements of the Depositary as the Warrant Agent shall designate from time to time, to act as custodian with respect to the Warrants in global form, or any successor entity thereto.

“Definitive Exchange Unit Certificates” shall have the meaning set forth in the Recitals.

“Definitive Warrant Certificate” shall mean a Warrant Certificate issued pursuant to Section 3.3.5 which is in substantially the form of the Global Warrant Certificate in respect of which such Definitive Warrant Certificate was issued but excluding the information required by legends set forth in the last three paragraphs of the reverse side of the applicable Global Warrant Certificate.

“Depositary” shall mean The Depository Trust Company as the depositary with respect to the Warrants issuable or issued in whole or in part in global form, until a successor shall have been appointed and become such pursuant to the applicable provision of this Agreement, and thereafter “Depositary” shall mean or include such successor.

“Detachment Date” shall have the meaning set forth in the Recitals.

“Equity Incentive Plan” shall mean the Company’s 2004 Equity Incentive Plan.

“Exchange Act” shall mean The Securities Exchange Act of 1934, as amended.

“Exchange Units” shall have the meaning set forth in the Recitals.

“Exchange Unitholders” shall have the meaning set forth in the Recitals.

“Form N-6F” shall have the meaning set forth in the Recitals.

“Form N-54A” shall have the meaning set forth in the Recitals.

“Global Accredited Investor 1-Year Warrant Certificate” shall mean a warrant certificate that is in the form set forth in Exhibit D to this Agreement.

“Global Accredited Investor 5-Year Warrant Certificate” shall mean a warrant certificate that is in the form set forth in Exhibit F to this Agreement.

“Global Accredited Investor Common Stock Certificate” shall mean a common stock certificate that is in the form set forth in Exhibit H to this Agreement.

“Global Accredited Investor Unit Certificate” shall mean a unit certificate that is in the form set forth in Exhibit B to this Agreement.

“Global Common Stock Certificate” shall mean each of the Global Accredited Investor Common Stock Certificate and the Global QIB Common Stock Certificate.

“Global QIB 1-Year Warrant Certificate” shall mean a warrant certificate that is in the form set forth in Exhibit C to this Agreement.

“Global QIB 5-Year Warrant Certificate” shall mean a warrant certificate that is in the form set forth in Exhibit E to this Agreement.

“Global QIB Common Stock Certificate” shall mean a common stock certificate that is in the form set forth in Exhibit G to this Agreement.

“Global QIB Unit Certificate” shall mean a unit certificate that is in the form set forth in Exhibit A to this Agreement.

“Global Unit Certificate” shall mean each of the Global Accredited Investor Unit Certificate and the Global QIB Unit Certificate.

“Global Warrant Certificate” shall mean each of the Global QIB 1-Year Warrant Certificate, the Global QIB 5-Year Warrant Certificate, the Global Accredited Investor 1-Year Warrant Certificate and the Global Accredited Investor 5-Year Warrant Certificate.

“Holder” shall mean a Person in whose name a Warrant Certificate is registered in the Warrant Register.

“Initial Purchaser” shall have the meaning set forth in the Purchase/Placement Agreement.

“Knowledgeable Employee” shall have the meaning set forth in the Recitals.

“Net Asset Value Per Share of Common Stock” shall have the meaning set forth in Section 4.6.1.

“Notice of Exercise” shall have the meaning set forth in Section 4.3.1.

“Offering Memorandum” shall have the meaning set forth in the Recitals.

“Person” shall mean an individual, limited or general partnership, corporation, association, company, joint-stock company, business trust, joint venture, trust or unincorporated organization, or any other entity, including a government or agency or political subdivision thereof.

“Purchase/Placement Agreement” shall have the meaning set forth in the Recitals.

“QIB” shall have the meaning set forth in the Recitals.

“Qualified Purchaser” shall have the meaning set forth in the Recitals.

“Responsible Officers” shall have the meaning set forth in Section 2.2(c).

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, among the Company and the Initial Purchaser.

“Registration Statement Filing” shall have the meaning set forth in the Recitals.

“Registration Statement Notice” shall have the meaning set forth in Section 4.6.1.

“Securities Act” shall have the meaning set forth in the Recitals.

“Units” shall have the meaning set forth in the Recitals.

“Warrants” shall have the meaning set forth in the Recitals.

“Warrant Agent” shall mean American Stock Transfer & Trust Company until a successor Warrant Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Warrant Agent” shall mean such successor Warrant Agent.

“Warrant Certificate” shall mean each Global Warrant Certificate and each Definitive Warrant Certificate issued under this Agreement.

“Warrant Register” shall have the meaning set forth in Section 3.3.2.

ARTICLE 2.

THE WARRANT AGENT

SECTION 2.1. APPOINTMENT OF WARRANT AGENT.

The Company hereby appoints the Warrant Agent as its agent in respect of the Warrants and the Warrant Certificates, upon the terms and subject to the conditions set forth herein, and subject to resignation or removal of the Warrant Agent as provided herein. The Warrant Agent agrees to accept such appointment, upon the terms and subject to the conditions set forth herein. The Warrant Agent shall have the powers and authority granted to it by this Agreement and such further powers and authority to act on behalf of the Company as the Company may hereafter grant to or confer upon it.

SECTION 2.2. DUTIES OF WARRANT AGENT.

The Warrant Agent accepts its obligations set forth herein upon the terms and conditions hereof, including the following, to all of which the Company agrees and to all of which the rights hereunder of the Holders from time to time of the Warrant Certificates shall be subject:

(a) The Warrant Agent shall act hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. In acting under this Agreement and with respect to the Warrant Certificates, the Warrant Agent does not assume any obligation or relationship of agency or trust for or with any Holder.

(b) The Warrant Agent shall be obligated to perform such duties as are specifically set forth herein and in the Warrant Certificates and no implied duties or obligations shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained in this Agreement or the Warrant Certificates or in the case of the receipt of any written demand from any Holder with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceeding at law or otherwise, or to make any demand upon the Company.

(c) The Warrant Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder from any one of the Chief Executive Officer, the Chief Legal Officer of the Company or from any other officer of the Company authorized by resolutions duly adopted by the Board of Directors of the Company to give such instructions (each a “Responsible Officer”) and to apply to such Responsible Officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions from any Responsible Officer with respect to any matter arising in connection with the Warrant Agent’s duties and obligations arising under this Agreement.

(d) The Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with any notice, statement, instruction, request, direction, order or demand of a Responsible Officer of the Company believed by it to be genuine. Any such notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by a Responsible Officer.

(e) Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Responsible Officer, and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Warrant Agent, to the extent permitted by applicable law, may engage or be interested in any financial or other transaction with the Company and may act on, or as depository, trustee or agent for, any committee or body of holders of shares or other obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Agreement shall be deemed to prevent the Warrant Agent from acting in any other capacity for the Company.

(g) The Warrant Agent shall not, by countersigning or delivering Warrant Certificates or by any other act hereunder, be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property issued or issuable upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

(h) The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any fact exists that may require any adjustment to the Applicable Exercise Price, or with respect to the nature or extent of any adjustment, when made, or with respect to the method employed in making any adjustment to the Applicable Exercise Price.

(i) The Warrant Agent shall not be liable for any act or omission in connection with this Agreement except for its own negligence, willful misconduct or bad faith.

(j) The Warrant Agent may at any time consult with counsel satisfactory to it and shall incur no liability or responsibility in respect of any action taken, suffered or omitted to be taken by it in good faith in accordance with the opinion or advice of such counsel.

(k) The Company agrees that it will perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(l) The Warrant Agent shall not be required to risk or expend its own funds in the performance of its obligations and duties hereunder unless it has obtained an indemnity reasonably satisfactory to it to reimburse it for such expenditure.

(m) The Warrant Agent shall not be under any liability for interest on, and shall not be required to invest, any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Warrant Certificates. The Warrant Agent shall not be accountable for the use or application by the Company of the proceeds of the exercise of any Warrant.

SECTION 2.3. COMPENSATION; INDEMNIFICATION.

2.3.1. Compensation. The Company agrees to pay the Warrant Agent from time to time such compensation as shall be agreed upon by the Company and the Warrant Agent, and the Company agrees to reimburse the Warrant Agent for its reasonable out-of-pocket expenses and disbursements incurred without negligence, willful misconduct or bad faith on its part in connection with the services rendered by it hereunder.

2.3.2. Indemnification. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense, including judgments, costs and reasonable counsel fees, incurred without negligence, willful misconduct or bad faith on the part of the Warrant Agent, arising out of or in connection with its acting as Warrant Agent hereunder. The obligations of the Company under this Section 2.3.2 shall survive the exercise and the expiration of the Warrants and the resignation and removal of the Warrant Agent.

SECTION 2.4. RESIGNATION AND REMOVAL; SUCCESSOR WARRANT AGENTS.

2.4.1. Resignation. The Warrant Agent may at any time resign as Warrant Agent and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s own negligence, willful misconduct or bad faith), by giving written notice to the Company and each Holder of Warrants of such resignation, specifying the date on which such resignation shall be effective; provided, that such notice shall be given no less than 90 days prior to such effective date. Upon receiving such notice of resignation, the Company shall promptly appoint a successor Warrant Agent by written instrument in duplicate signed on behalf of the Company by a Responsible Officer, one copy of which shall be delivered to the resigning Warrant Agent and one copy to the successor Warrant Agent. Such resignation shall become effective upon the acceptance of the appointment by the successor Warrant Agent.

2.4.2. Removal. The Company may, at any time and for any reason, remove the Warrant Agent and appoint a successor Warrant Agent by written instrument in duplicate, specifying such removal and the date on which it is to become effective, signed by a Responsible Officer of the Company, one copy of which shall be delivered to the Warrant Agent being removed and one copy to the successor Warrant Agent.

2.4.3. Successor Warrant Agent. Upon resignation or removal of the Warrant Agent, if the Company shall fail to appoint a successor Warrant Agent within a period of 90 days after receipt of such notice of resignation or removal, then any Holder may apply to a court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any appointment of a successor Warrant Agent shall become effective upon acceptance of appointment by the successor Warrant Agent as provided in this Section 2.4. As soon as practicable after the appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to each Holder. Each successor Warrant Agent shall execute and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder and all the provisions of this Agreement, and thereupon such successor Warrant Agent shall, without any further act, deed or conveyance, become vested with the same powers, rights, duties and responsibilities of its predecessor hereunder, with like effect as if it had been originally named herein, and the Warrant Agent shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all moneys, securities, records or other property on deposit with or held by the Warrant Agent under this Agreement. Any Person into which the Warrant Agent may be converted or merged, or any corporation resulting from any consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the trust business of the Warrant Agent, shall be a successor Warrant Agent under this Agreement without any further act on the part of any party. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed to the Company and to each Holder.

ARTICLE 3.

THE WARRANTS

SECTION 3.1. NUMBER OF WARRANTS.

The number of Warrants that may be issued and delivered under this Agreement is limited to (i) 1,124,999 1-Year Warrants and (ii) 1,124,999 5-Year Warrants, except, in each case, for Warrants issued and delivered in connection with any transfer of, in exchange for, or in lieu of, other Warrants (which other Warrants shall be cancelled) in accordance with the terms of this Agreement.

SECTION 3.2. ISSUANCE OF WARRANTS; CERTIFICATES REPRESENTING WARRANTS.

3.2.1. Unit Certificate.

(a) Prior to the Detachment Date, beneficial ownership of Units offered and sold to QIBs, including without limitation the Warrants underlying such Units, will be issued in the form of a single, permanent Global QIB Unit Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit A to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(b) Prior to the Detachment Date, beneficial ownership of Units offered and sold to Accredited Investors, including without limitation the Warrants underlying such Units, will be issued in the form of a single, permanent Global Accredited Investor Unit Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit B to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(c) Each Global Unit Certificate shall represent such of the outstanding Units as shall be specified therein and each shall provide that it shall represent the aggregate number of outstanding Units from time to time endorsed thereon and that the aggregate amount of outstanding Units represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers and detachments. Any endorsement of a Global Unit Certificate to reflect the amount of any increase or decrease in the amount of outstanding Units represented thereby shall be made by the Warrant Agent or the Custodian, at the direction of the Warrant Agent.

3.2.2. Global Warrant Certificates.

(a) After the Detachment Date, 1-Year Warrants underlying Units that were offered and sold to QIBs will be issued in the form of a single, permanent Global QIB 1-Year Warrant Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit C to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(b) After the Detachment Date, 1-Year Warrants underlying Units that were offered and sold to Accredited Investors will be issued in the form of a single, permanent Global Accredited Investor 1-Year Warrant Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit D to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(c) After the Detachment Date, 5-Year Warrants underlying Units that were offered and sold to QIBs will be issued in the form of a single, permanent Global QIB 5-Year Warrant Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit E to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(d) After the Detachment Date, 5-Year Warrants underlying Units that were offered and sold to Accredited Investors will be issued in the form of a single, permanent Global Accredited Investor 5-Year Warrant Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit F to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(e) Each Global Warrant Certificate shall represent such of the outstanding Warrants as shall be specified therein and each shall provide that it shall represent the aggregate number of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers and exercises. Any endorsement of a Global Warrant Certificate to reflect the amount of any increase or decrease in the amount of outstanding Warrants represented thereby shall be made by the Warrant Agent or the Custodian, at the direction of the Warrant Agent.

3.2.3. Global Common Stock Certificate.

(a) After the Detachment Date, the Common Stock underlying Units that were offered and sold to QIBs will be issued in the form of a single, permanent Global QIB Common Stock Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit G to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(b) After the Detachment Date, the Common Stock underlying Units that were offered and sold to Accredited Investors will be issued in the form of a single, permanent Global Accredited Investor Common Stock Certificate in definitive, fully registered form, in substantially the form set forth in Exhibit H to this Agreement, which will be deposited with the Custodian and registered in the name of the Depositary or a nominee of the Depositary.

(c) Each Global Common Stock Certificate shall represent such of the outstanding shares of Common Stock as shall be specified therein and each shall provide that it shall represent the aggregate number of outstanding shares of Common Stock from time to time endorsed thereon and that the aggregate amount of outstanding shares of Common Stock represented thereby may from time to time be reduced or increased to reflect exercises of Warrant Certificates, detachment of Units and transfers and exchanges of Common Stock. Any endorsement of a Global Common Stock Certificate to reflect the amount of any increase or decrease in the amount of outstanding shares of Common Stock represented thereby shall be made by the Warrant Agent or the Custodian, at the direction of the Warrant Agent.

3.2.4. Exchange of a Definitive Exchange Unit Certificate for a Beneficial Interest in a Global Unit Certificate. At any time prior to the Detachment Date, an Exchange Unitholder may, subject to the rules and procedures of the Depositary, exchange the Definitive Exchange Unit Certificate held by such holder for an equivalent beneficial interest in the appropriate Global Unit Certificate in accordance with this subsection 3.2.4. Upon receipt by the Warrant Agent of a Definitive Exchange Unit Certificate, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Warrant Agent, together with an instruction of the transferor thereof requesting an equivalent beneficial interest in the appropriate Global Unit Certificate, the Warrant Agent will cancel the surrendered Definitive Exchange Unit Certificate, the Custodian, in accordance with the standing instructions and procedures existing among the Depositary and the Custodian, will increase the aggregate number of Units covered by the appropriate Global Unit Certificate in the amount to be transferred and the Depositary will effect the exchange in accordance with its procedures therefor.

SECTION 3.3. RESTRICTION ON TRANSFER REGISTRATION OF TRANSFER AND EXCHANGE.

3.3.1. Transfer Restrictions.

(a) The Warrants have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be transferred except in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions. In addition, the Company will not be registered as an investment company under the 1940 Act in reliance on the exception from the definition of investment company provided by Section 3(c)(7) thereof and therefore the Warrants may be transferred only to persons who are Qualified Purchasers or Knowledgeable Employees or certain of their permitted transferees described in Section 3(c)(7) of, and Rule 3c-6 under, the 1940 Act.

(b) Transfers of Warrants shall be in a transaction involving the transfer of a minimum amount of 4,000 shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock). Any transfer of less than 4,000 of such securities shall be null and void.

3.3.2. General. The Company shall cause to be kept at the Corporate Trust Office of the Warrant Agent a register (the register maintained in such office and in any other office or agency designated pursuant to Section 6.5 of this Agreement being herein collectively referred to as the “Warrant Register”) in which the Warrant Agent shall provide for the registration of Warrant Certificates and of transfers and exchanges of Warrants.

3.3.3. Transfer of a Beneficial Interest in a Global Warrant Certificate. The transfer and exchange of a beneficial interest in a Global Warrant Certificate shall be effected through the Depositary in accordance with this Agreement (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor.

3.3.4. Restrictions on Transfer of Global Certificates. Notwithstanding any other provisions of this Agreement, a Global Unit Certificate may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Notwithstanding any other provisions of this Agreement, a Global Warrant Certificate may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Notwithstanding any other provisions of this Agreement, a Global Common Stock Certificate may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

3.3.5. Issuance of Definitive Warrant Certificates in the Absence of a Depositary. If at any time the Depositary notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Warrant Certificates and a successor Depositary for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice, then the Custodian, in accordance with the standing instructions and procedures existing among the Depositary and the Custodian, will cancel the Global Warrant Certificates, the Company will execute Definitive Warrant Certificates representing an aggregate number of Warrants equal to the aggregate number of Warrants evidenced by the Global Warrant Certificates, and the Warrant Agent will countersign and deliver to each Person designated by the Depositary as a Holder of a beneficial interest in the Global Warrant Certificates a Definitive Warrant Certificate evidencing a number of Warrants equal to such interest.

3.3.6. Legends. Each Definitive Warrant Certificate issued pursuant to Section 3.3.5 shall bear legends substantially similar to the legends set forth on the Global Warrant Certificate in respect of which such Definitive Warrant Certificate was issued.

3.3.7. Cancellation and/or Adjustment of Global Warrant Certificate and Global Common Stock Certificate. At such time as all interests in a Global Warrant Certificate have been exercised for shares of Common Stock or cancelled, such Global Warrant Certificate shall be returned to or retained and cancelled by the Warrant Agent. At any time prior to such cancellation, if any beneficial interest in a Global Warrant Certificate is exercised for shares of Common Stock, the number of Warrants represented by such Global Warrant Certificate shall be reduced and an endorsement shall be made on such Global Warrant Certificate, by the Warrant Agent or the Custodian, at the direction of the Warrant Agent, to reflect such reduction, and the number of shares of Common Stock represented by the Global Common Stock Certificate shall be proportionately increased and an endorsement shall be made on such Global Common Stock Certificate, by the Warrant Agent or the Custodian, at the direction of the Warrant Agent, to reflect such increase. If any beneficial interest in a Global QIB 5-Year Warrant Certificate or Global Accredited Investor 5-Year Warrant Certificate is cancelled pursuant to Section 4.11.1, upon the written instruction of the Company, the number of Warrants represented by such Warrant Certificate shall be reduced and an endorsement shall be made on such Warrant Certificate, by the Warrant Agent or the Custodian, at the direction of the Warrant Agent, to reflect such reduction. In the event of any stock issuance pursuant to Section 4.11.3, the number of shares of Common Stock represented by the Global Common Stock Certificate shall be increased and an endorsement shall be made on such Global Common Stock Certificate, by the Warrant Agent or the Custodian, at the direction of the Warrant Agent, to reflect such increase.

3.3.8. Taxes. No service charge shall be payable by any Holder for any registration of transfer or exchange of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates other than exchanges not involving any transfer.

SECTION 3.4. EXECUTION AND DELIVERY.

The Warrant Certificates shall be executed on behalf of the Company by its Chairman, Chief Executive Officer, President or Chief Financial Officer, under its corporate seal reproduced thereon, and by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Warrant Certificates may be manual or facsimile. Warrant Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the delivery of such Warrant Certificates or the date they are countersigned by the Warrant Agent. No Warrant Certificate or the Warrants represented thereby shall be valid or be entitled to any benefit under this Agreement unless such Warrant Certificate has been countersigned by an authorized officer of the Warrant Agent by manual signature. All Warrant Certificates shall be dated the date they are countersigned by the Warrant Agent.

At any time and from time to time after the execution and delivery of this Agreement, the Company shall deliver Warrant Certificates executed by the Company in accordance with this Section 3.4 to the Warrant Agent. Subject to Section 3.1 of this Agreement, the Warrant Agent shall, upon the written request of a Responsible Officer of the Company, countersign and deliver Warrant Certificates representing such number of Warrants, registered in such names and bearing such legends as may be specified in such request. The Warrant Agent shall also countersign and deliver Warrant Certificates as otherwise provided in this Agreement.

SECTION 3.5. DESTROYED, LOST, MUTILATED OR STOLEN WARRANT CERTIFICATES.

If there shall be delivered to the Company and the Warrant Agent evidence to their satisfaction of the destruction, loss, mutilation or theft of any Warrant Certificate and such security and indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, and in the case of mutilation, upon surrender of such Warrant Certificate to the Warrant Agent for cancellation, the Company shall execute and the Warrant Agent shall countersign and deliver, in lieu of or in exchange for any such destroyed, lost, mutilated or stolen Warrant Certificate, a new Warrant Certificate for a like number of Warrants, bearing a certificate number not contemporaneously outstanding.

Upon the issuance of any new Warrant Certificate under this Section 3.5, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent) connected therewith.

Every substitute Warrant Certificate issued and delivered pursuant to this Section 3.5 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of, and be subject to all the limitations of rights set forth in, this Agreement equally and proportionately with any and all other Warrant Certificates duly issued and delivered hereunder.

The provisions of this Section 3.5 are exclusive and shall preclude (to the extent lawful) any and all other rights and remedies with respect to the replacement of destroyed, lost, mutilated or stolen Warrant Certificates notwithstanding any law or statute existing or hereafter enacted to the contrary.

SECTION 3.6. PERSONS DEEMED OWNERS.

The Company and the Warrant Agent, and any agent of the Company or the Warrant Agent, may deem and treat the Person in whose name a Warrant Certificate is registered in the Warrant Register as the absolute, true and lawful owner of such Warrant Certificate and the Warrants represented thereby (notwithstanding any notation of ownership or other writing thereon made by any Person) for all purposes, and neither the Company nor the Warrant Agent nor any of their respective agents shall be affected by any notice or knowledge to the contrary.

SECTION 3.7. CANCELLATION OF WARRANT CERTIFICATES.

All Warrant Certificates surrendered for registration of transfer, exchange or exercise shall be delivered to the Warrant Agent and shall be promptly cancelled by the Warrant Agent. The Company may at any time deliver to the Warrant Agent for cancellation any Warrant Certificates previously delivered hereunder that the Company may have acquired in any manner whatsoever, and all Warrant Certificates so delivered shall be promptly cancelled by the Warrant Agent. No Warrant Certificates shall be delivered in lieu of or in exchange for any Warrant Certificates cancelled by the Warrant Agent, except as expressly permitted by this Agreement.

SECTION 3.8. NO RIGHTS AS STOCKHOLDERS.

Nothing contained in this Agreement or in the Warrant Certificates shall be construed as conferring upon the Holders or any transferees any of the rights of stockholders of the Company, including without limitation, the right to vote or to receive dividends or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter. Nothing contained in this Agreement shall be construed as imposing any liabilities on such Holder to purchase any securities or as a stockholder of the Company, whether such liabilities are assumed by the Company or by creditors or stockholders of the Company or otherwise.

ARTICLE 4.

EXERCISE OF WARRANTS

SECTION 4.1. EXERCISE PERIOD.

4.1.1. 1-Year Warrant Exercise Period. Subject to and upon compliance with the provisions of this Agreement, at the option of the Holder thereof, a 1-Year Warrant may be exercised at the 1-Year Warrant Exercise Price in effect at the time of exercise, at any time on any Business Day during the period (the “1-Year Warrant Exercise Period”) commencing on the date of issuance and ending at 5:00 P.M., New York City time, on the 1-Year Warrant Expiration Date, unless the 1-Year Warrant Exercise Period is extended by the Company; provided, however that until such time as the Company provides written notice to its securityholders of its determination to rely on an exception from the definition of investment company under the 1940 Act other than that contained in Section 3(c)(7) thereof, a Holder of a 1-Year Warrant may not exercise such Warrant unless such Holder is, on the date of such proposed exercise, a Qualified Purchaser or Knowledgeable Employee. Following the 1-Year Warrant Expiration Date, any 1-Year Warrant not previously exercised shall expire and be null and void, and all rights of the Holder under the Warrant Certificate evidencing such 1-Year Warrant and under this Agreement shall cease.

4.1.2. 5-Year Warrant Exercise Period. Subject to and upon compliance with the provisions of this Agreement, at the option of the Holder thereof, a 5-Year Warrant may be exercised at the 5-Year Exercise Price in effect at the time of exercise, at any time on any Business Day during the period (the “5-Year Warrant Exercise Period”) commencing on the date of issuance and ending 5:00 P.M., New York City time, on the 5-Year Warrant Expiration Date, unless the 5-Year Warrant Exercise Period is extended by the Company; provided, however that until such time as the Company provides written notice to its securityholders of its determination to rely on an exception from the definition of investment company under the 1940 Act other than that contained in Section 3(c)(7) thereof, a Holder of a 5-Year Warrant may not exercise such Warrant unless such Holder is, on the date of such proposed exercise, a Qualified Purchaser or Knowledgeable Employee. Following the 5-Year Warrant Expiration Date, any 5-Year Warrant not previously exercised shall expire and be null and void, and all rights of the Holder under the Warrant Certificate evidencing such 5-Year Warrant and under this Agreement shall cease.

SECTION 4.2. SHARES ISSUABLE UPON EXERCISE; EXERCISE PRICE.

4.2.1. Shares and Exercise Price Under 1-Year Warrant. Subject to and upon compliance with the provisions of this Agreement, each 1-Year Warrant shall entitle the Holder thereof to purchase from the Company one share of Common Stock of the Company at an exercise price (the “1-Year Warrant Exercise Price”) of $15.00 per share of Common Stock. The 1-Year Warrant Exercise Price and the number and kind of securities or other property issuable upon exercise of the 1-Year Warrants shall be adjusted in certain instances as provided in Section 4.6 of this Agreement.

4.2.2. Shares and Exercise Price Under 5-Year Warrant. Subject to and upon compliance with the provisions of this Agreement, each 5-Year Warrant shall entitle the Holder thereof to purchase from the Company one share of Common Stock of the Company at an exercise price (the “5-Year Warrant Exercise Price”) of $15.00 per share of Common Stock. The 5-Year Warrant Exercise Price and the number and kind of securities or other property issuable upon exercise of the 5-Year Warrants shall be adjusted in certain instances as provided in Section 4.6 of this Agreement.

SECTION 4.3. METHOD OF EXERCISE.

4.3.1. Method of Exercise. Each Warrant may be exercised in whole or in part. In order to exercise any 1-Year Warrant or 5-Year Warrant, the Holder thereof shall deliver to the Warrant Agent at the office or agency of the Company maintained for that purpose pursuant to Section 6.5, a notice of exercise in the form attached to Exhibit I hereto (the “Notice of Exercise”) duly completed and executed by the Holder or by the Holder’s legal representative or attorney duly authorized in writing to the satisfaction of the Warrant Agent, and accompanied by payment in full of the aggregate Applicable Exercise Price for the number of shares of Common Stock specified in the Notice of Exercise, and of any other amounts required to be paid in connection with such exercise, (i) by cash or certified or official bank check or (ii) by such other means as is acceptable to the Company in the lawful currency of the United States of America which as of the time of payment is legal tender for payment of public or private debts. Warrants shall be deemed to have been exercised immediately prior to the close of business on the date of delivery of the Notice of Exercise in accordance with the foregoing provisions, and at such time the Person or Persons entitled to receive the Common Stock issuable upon exercise shall be treated for all purposes as the record holder or holders of such Common Stock at the close of business on the date of such surrender, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to such Person or Persons.

SECTION 4.4. ISSUANCE OF COMMON STOCK.

Upon the exercise of any Warrants, the Warrant Agent shall (i) cause an amount equal to the amount paid by the Holder upon exercise to be paid to the Company by depositing the same in an account designated by the Company for that purpose or delivering such payment in such other manner as is acceptable to the Company, and (ii) immediately inform the Company in writing of such exercise and deposit or delivery, including the number of Warrants exercised and the instructions of the exercising Holder with respect to delivery of the shares of Common Stock issuable upon such exercise. Within five Business Days of the Company’s receipt of notice from the Warrant Agent pursuant to clause (ii) in the immediately preceding sentence, the Company shall direct the Warrant Agent to effect such issuance in the Global Common Stock Certificates, or if otherwise permitted, shall issue and deliver or cause to be delivered at such office or agency maintained pursuant to Section 6.5 a certificate or certificates evidencing the number of full shares of Common Stock issuable upon exercise of such Warrants, registered in such name or names as may be directed by such Holder in the Notice of Exercise, in each case together with a check for payment in lieu of any fractional share, as provided in Section 4.5 of this Agreement.

SECTION 4.5. FRACTIONS OF SHARES.

No fractional shares of Common Stock shall be issued upon exercise of any Warrants. If more than one Warrant shall be exercised at one time by the same Holder, the number of full shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable under the Warrants so exercised. In lieu of any fractional share of Common Stock that would otherwise be issuable upon exercise of any Warrant or Warrants, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors of the Company or in any manner prescribed by the Board of Directors) at the close of business on the day such exercise is deemed to have occurred.

SECTION 4.6. ADJUSTMENT OF NUMBER OF SHARES AND EXERCISE PRICE.

4.6.1. Adjustment to Exercise Price of 1-Year Warrant and 5-Year Warrant upon Business Development Company Election or Registration Statement Filing. The Company shall deliver to the Holders a notice of the Company’s intention to make a Registration Statement Filing (a “Registration Statement Notice”) or to file with the Securities and Exchange Commission a Form N-6F or Form N-54A (the “BDC Notice”), which such notice shall specify that an adjustment to the exercise price of the Warrants pursuant to Section 4.6.1 of this Agreement will occur, no later than 30 days prior to the date of any such filing (the date of delivery of such notice by the Company, the “BDC/Registration Statement Notice Date”). On the BDC/Registration Statement Notice Date, the 1-Year Warrant Exercise Price then in effect will be adjusted to a price equal to the then Net Asset Value Per Share of Common Stock and the 5-Year Warrant Exercise Price then in effect will be adjusted to a price equal to the then Net Asset Value Per Share of Common Stock but only if such adjustment would reduce the 5-Year Warrant Exercise Price; provided, however, that if after any such adjustment the Registration Statement Filing or Form N-6F or Form N-54A filing that triggered such adjustment is abandoned by the Company prior to its effectiveness, the Applicable Exercise Price will revert to the Applicable Exercise Price in effect immediately prior to such adjustment. For purposes of this Section 4.6.1, the Company’s “Net Asset Value Per Share of Common Stock” as of any BDC/Registration Statement Notice Date shall mean the total net asset value as reflected on the financial statements of the Company for the fiscal month immediately preceding such BDC/Registration Statement Notice Date, divided by the number of shares of Common Stock of the Company outstanding as of the last day of such fiscal month, assuming (i) the conversion into Common Stock of all shares of convertible preferred stock of the Company, if any, then outstanding and (ii) in the case of an adjustment under this Section 4.6.1 that is triggered by a BDC Notice or a Registration Statement Notice relating to a registration statement filed on Form N-2 under the Securities Act (but not an adjustment triggered by a Registration Statement Notice relating to a registration statement filed on Form S-1 under the Securities Act, or any other form as is then available to the Company) the exchange of 55% of all then outstanding 5-Year Warrants for shares of Common Stock at the rate of one share of Common Stock for every two 5-Year Warrants.

4.6.2. Adjustment of 5-Year Warrant Exercise Price Upon Issuance of Additional Securities. Until (and including) the closing of an initial public offering of shares of the Company’s Common Stock, but subject to compliance with the provisions of the 1940 Act applicable to business development companies, if then applicable to the Company, if the Company issues or sells any Common Stock or securities convertible into, or rights to acquire, shares of Common Stock (“Convertible Securities”) without consideration or for a consideration per share less than the 5-Year Warrant Exercise Price in effect immediately prior to such issue or sale, then and in each such case, the 5-Year Warrant Exercise Price shall be reduced, concurrently with such issue or sale, to a price determined by multiplying the 5-Year Warrant Exercise Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such 5-Year Warrant Exercise Price and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

Notwithstanding the foregoing, no adjustment to the 5 Year Warrant Exercise Price shall be made as the result of issuances or sales of Common Stock or Convertible Securities:(i) described in the Offering Memorandum; (ii) upon conversion or exchange of shares of the Company’s preferred stock outstanding as of the date hereof; (iii) to employees, consultants, officers or directors of the Company pursuant to the Equity Incentive Plan and upon the exercise of any such Convertible Securities; (iv) upon the exercise of the Warrants; or (v) required by the provisions of this Agreement, including without limitation Section 4.11.3.

For the purposes of the foregoing adjustments, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

4.6.3. Adjustment to 5-Year Warrant Exercise Price In Connection With Business Development Company Election. Immediately prior to the filing by the Company of a Form N-6F or Form N-54A, if the Company determines in good faith and upon the advice of counsel that the 5-Year Warrant Exercise Price must be increased to comply with Section 61 of the 1940 Act, the 5-Year Warrant Exercise Price shall be increased to the then fair market value of the Company’s Common Stock, as determined in good faith by the Company’s Board of Directors. In the event of any increase to the 5-Year Warrant Exercise Price pursuant to the foregoing sentence, the 5-Year Warrant Expiration Date shall be extended at the rate of one year for every $1.00 by which the 5-Year Warrant Exercise Price is increased, up to a maximum of two years; provided that increases to the 5-Year Warrant Exercise Price in fractions of one dollar shall result in proportionate increases to the 5-Year Warrant Expiration Date in fractions of one year.

4.6.4. Stock Dividends, Splits, Etc. The number of shares of Common Stock issuable upon exercise of the Warrants (or any shares of stock or other securities at the time issuable upon exercise of such Warrants) and the Applicable Exercise Price shall be appropriately adjusted to reflect any and all stock dividends, stock splits, combinations of shares, reclassifications, recapitalizations or other similar events affecting the number of outstanding shares of Common Stock (or such other stock or securities) so that the Holder thereafter exercising Warrants shall be entitled to receive the number of shares of Common Stock or other capital stock which the Holder would have received if such Warrant had been exercised immediately prior to such event.

Whenever the number of shares of Common Stock issuable upon exercise of a Warrant is adjusted pursuant to this Section 4.6.4, the Applicable Exercise Price shall be adjusted by multiplying the Applicable Exercise Price immediately prior to such adjustment by a fraction the numerator of which is the number of shares issuable upon exercise of the Warrant prior to such adjustment and the denominator of which is the number of shares issuable upon exercise of such Warrant after such adjustment.

4.6.5. Capital Reorganization or Reclassification. If the Common Stock issuable upon the exercise of the Warrants shall be changed into the same or different number of shares of any class or classes of Common Stock, whether by capital reorganization, reclassification or otherwise (other than a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Agreement), then, in and as a condition to the effectiveness of each such event, the Holder of a Warrant shall have the right thereafter to exercise such Warrant for the kind and amount of shares of Common Stock and other securities and property receivable upon such reorganization, reclassification or other change by the holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

4.6.6. Capital Reorganization or Merger. If at any time or from time to time there shall be (i) a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Agreement or required by Section 4.11 of this Agreement), (ii) a merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing or surviving corporation and the securities held or received by former holders of the Company’s securities as a result of their ownership of the Company’s securities represent fifty percent (50%) or more of the continuing or surviving corporation’s voting securities) or (iii) a sale or conveyance to another corporation or other business organization of all or substantially all of the assets or capital stock of the Company, then as a part of and as a condition to the effectiveness of such reorganization, merger or consolidation provision shall be made so that the Holder of a Warrant shall thereafter be entitled to receive upon exercise of such Warrant, the kind and amount of shares of Common Stock or other securities or property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of Common Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Agreement with respect to the rights of the Holder of a Warrant after the reorganization, consolidation, merger, sale or conveyance to the end that the provisions of this Agreement (including adjustment of the Applicable Exercise Price then in effect and the number of shares purchasable upon exercise of a Warrant) shall thereafter be applicable in relation to any shares of stock or other securities and assets thereafter deliverable upon exercise hereof.

4.6.7. Certificate Regarding Adjustment. The certificate of any independent firm of public accountants of recognized national standing selected by the Board of Directors of the Company shall be evidence of the correctness of any computations under Sections 4.6.1 through 4.6.6 of this Agreement.

4.6.8. Minimum Adjustment. No adjustment of the Applicable Exercise Price shall be required under this Section 4.6 if the amount of such adjustment is less than 1% of the Applicable Exercise Price then in effect; provided, however, that any adjustments that by reason of the foregoing are not required at the time to be made shall be carried forward and taken into account and included in determining the amount of any subsequent adjustment. If the Company shall take a record of holders of Common Stock for the purpose of entitling them to receive any dividend or distribution and thereafter and before the distribution to stockholders of any such dividend or distribution, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment of the Applicable Exercise Price shall be required by reason of the taking of such record. All calculations under this Section 4.6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

4.6.9. Certificate of Authorized Officer. Whenever an Applicable Exercise Price is adjusted pursuant to this Section 4.6, the Company shall promptly file with the Warrant Agent and with each transfer agent for the Common Stock a certificate signed by the Chief Executive Officer, President or Chief Financial Officer and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the events requiring the adjustment, the method by which such adjustment was calculated, and specifying the Applicable Exercise Price and the number or kind or class of shares or other securities or property purchasable upon exercise of the Warrants after giving effect to such adjustment, and will cause to be mailed, first class, postage prepaid a summary thereof to the registered Holders of the Warrant Certificates at their last addressees as they appear on the registry books of the Warrant Agent.

SECTION 4.7. NOTICE OF CERTAIN CORPORATE ACTION.

In case:

(a) the Company shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than exclusively in cash; or

(b) the Company shall authorize the granting to the holders of the Common Stock of pro rata rights, options or warrants to subscribe for or purchase any shares of capital stock of the Company; or

(c) of any reclassification of the Common Stock of the Company (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at each office or agency maintained pursuant to Section 6.5 of this Agreement for the purpose of exercising Warrants and shall cause to be mailed to all registered Holders at their last addresses as they shall appear in the Warrant Register, no later than ten (10) Business Days prior to the event specified in (a), (b), (c) or (d) above, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, or (ii) the date on which such reclassification, consolidation, merger, transfer, dissolution, liquidation or winding up (or amendment thereto) is expected to become effective, and the date as of which it is expected that holders of record of such class of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, transfer, dissolution, liquidation or winding up. The Warrant Agent shall not be responsible for giving such notice or for the contents of any such notice to the Holders.

SECTION 4.8. COMPANY TO RESERVE COMMON STOCK.

The Company shall: (i) at all times during the 1-Year Warrant Exercise Period, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the exercise of 1-Year Warrants, the full number of shares of Common Stock then issuable upon the exercise of all outstanding 1-Year Warrants; and (ii) at all times during the 5-Year Warrant Exercise Period, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the exercise of 5-Year Warrants, the full number of shares of Common Stock then issuable upon the exercise of all outstanding 5-Year Warrants.

SECTION 4.9. TAXES ON EXERCISES.

The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on exercise of Warrants pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of (i) income of the Holder or (ii) any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Warrant or Warrants to be exercised, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such taxes or has established to the satisfaction of the Company that such tax has been paid.

SECTION 4.10. COVENANT AS TO COMMON STOCK.

The Company covenants that all shares of Common Stock that may be issued upon exercise of any Warrants will, upon issue and payment of the Applicable Exercise Price therefor, be validly issued, fully paid and nonassessable and free and clear from all taxes, liens, charges, security interests, encumbrances and other restrictions created by or through the Company, other than those set forth in the Company’s Charter.

SECTION 4.11. CANCELLATION OF 5-YEAR WARRANTS AND RELATED COMMON STOCK ISSUANCE.

4.11.1. Cancellation of 5-Year Warrants. Immediately prior to the filing by the Company of a Form N-6F or Form N-54A, a number of 5-Year Warrants (determined in accordance with this Section 4.11.1) will be automatically cancelled. The aggregate number of 5-Year Warrants that will be subject to mandatory cancellation pursuant to this Section 4.11.1 will be determined as of the date immediately preceding the date of such filing and will equal such number of 5-Year Warrants as is determined by the Company in its sole discretion so that the number of shares of Common Stock underlying 5-Year Warrants not so cancelled, together with the number of shares of Common Stock underlying all other options, warrants or other rights to purchase shares of the Company’s Common Stock outstanding as of such date or available for issuance under the Company’s Equity Incentive Plan do not exceed 24.9% of all then outstanding shares of Common Stock; provided, however, that in the event that the number of shares of Common Stock underlying options, warrants or other rights to acquire shares of Common Stock held by directors and officers of the Company, as of such date, exceeds 15% of the then outstanding shares of Common Stock, the number of 5-Year Warrants cancelled pursuant to this Section 4.11.1 will equal such number of 5-Year Warrants as is determined by the Company in its sole discretion so that the number of shares of Common Stock underlying 5-Year Warrants not so cancelled, together with the number of shares of Common Stock underlying all other options, warrants or other rights to purchase shares of the Company’s Common Stock outstanding as of such date or available for issuance under the Company’s Equity Incentive Plan do not exceed 19.9% of all then outstanding shares of Common Stock. The Holders of 5-Year Warrants cancelled pursuant to this Section 4.11.2 are referred to herein as the “Cancelled 5-Year Warrantholders.”

4.11.2. Allocation. The number of 5-Year Warrants held by any Holder that will be cancelled pursuant to Section 4.11.1 shall equal the aggregate number of 5-Year Warrants to be cancelled pursuant to Section 4.11.1 multiplied by a fraction, the numerator of which is the number of 5-Year Warrants held by such Holder immediately prior to such cancellation and the denominator of which is the number of 5-Year Warrants held by all Holders of then outstanding 5-Year Warrants immediately prior to such cancellation; provided, however that the Company may, in its sole discretion, adjust the allocation provided for in this Section 4.11.1 so as to avoid the issuance of fractional shares of Common Stock pursuant to Section 4.11.3.

4.11.3. Stock Issuance. Simultaneously with the cancellation of 5-Year Warrants pursuant to Section 4.11.1, the Company shall issue to each Cancelled 5-Year Warrantholder one share of Common Stock in respect of every two 5-Year Warrants held by such Holder that were cancelled pursuant to Section 4.11.1.

SECTION 4.12. NO CHANGE OF WARRANT NECESSARY.

Irrespective of any adjustment in an Applicable Exercise Price or in the number or kind of shares or other property issuable upon exercise of the Warrants, the Warrant Certificates theretofore or thereafter issued may continue to express the same Applicable Exercise Price and number and kind of shares issuable upon exercise per Warrant as are stated in the Warrant Certificates initially issued pursuant to this Agreement.

SECTION	4.13. ENFORCEMENT OF RIGHTS.

Notwithstanding any of the provisions of this Agreement, any Holder, without the consent of the Warrant Agent or any other Holder, may enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, such Holder’s right to exercise the Warrants evidenced by such Holder’s Warrant Certificate in the manner provided in such Warrant Certificate and this Agreement.

SECTION	4.14. AVAILABLE INFORMATION.

The Company shall promptly file with the Warrant Agent (and cause the Warrant Agent to deliver to the Holders of the Warrants upon request to the Company) copies of its annual reports and of the information, documents and other reports delivered or made available to stockholders of the Company.

ARTICLE 5.

AMENDMENTS

SECTION 5.1. AMENDMENT OF AGREEMENT.

The Warrant Agent and the Company may, without the consent of any Holders, amend this Agreement in such manner as they shall deem appropriate to cure any ambiguity, to correct any defective or inconsistent provision or manifest mistake or error herein contained, or in any other manner that they may deem necessary or desirable and which shall not adversely affect the rights of the Holders of Warrants. This Agreement shall not otherwise be modified, supplemented or amended in any respect by the Warrant Agent and the Company, except with the consent in writing of the Holders of outstanding Warrants representing not less than a majority of the Warrants then outstanding; provided, however that (i) the consent in writing of the Holders of a majority of the outstanding 1-Year Warrants shall be required for any modification, supplement or amendment which adversely affects the Holders of 1-Year Warrants in a manner disproportionate to the Holders of 5-Year Warrants and (i) the consent in writing of the Holder of a majority of the outstanding 5-Year Warrants shall be required for any modification, supplement or amendment which adversely affects the Holders of 5-Year Warrants in a manner disproportionate to the Holders of 1-Year Warrants; provided, further, however, that (i) the consent in writing of each and every Holder of 1-Year Warrants shall be required for any such modification, supplement or amendment which changes the 1-Year Warrant Exercise Period (except to extend the expiration of the 1-Year Warrant Exercise Period to a later date), increases the 1-Year Warrant Exercise Price (except as otherwise expressly contemplated by this Agreement) or reduces the number of shares of Common Stock issuable upon the exercise of the 1-Year Warrants (except as otherwise expressly contemplated by this Agreement), (ii) the consent in writing of each and every Holder of 5-Year Warrants shall be required for any such modification, supplement or amendment which changes the 5-Year Warrant Exercise Period (except to extend the expiration of the 5-Year Warrant Exercise Period to a later date), increases the 5-Year Warrant Exercise Price (except as otherwise expressly contemplated by this Agreement) or reduces the number of shares of Common Stock issuable upon the exercise of the 5-Year Warrants (except as otherwise expressly contemplated by this Agreement) and (c) the consent of each and every Holder shall be required for any such modification, supplement or amendment which reduces the percentage of Holders of outstanding Warrants the consent of whom is required to modify, supplement or amend this Agreement.

Any modification, supplement or amendment pursuant to this Section 5.1 shall be binding upon all present and future Holders, whether or not they have consented to such modification, supplement or amendment, and whether or not notation of such modification, supplement or amendment is made upon any Warrant Certificate issued to such Holder.

SECTION 5.2. RECORD DATE.

The Company may set a record date for purposes of determining the identity of Holders entitled to consent to any modification, supplement or amendment to this Agreement. If the Company does not set a record date, the record date shall be 30 days prior to the first solicitation of such consent.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

SECTION 6.1. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.

SECTION 6.2. GOVERNING LAW.

THIS AGREEMENT AND THE WARRANT CERTIFICATES ISSUED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

SECTION 6.3. DESCRIPTIVE HEADINGS.

The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

SECTION 6.4. NOTICES.

Any notice, request or other document permitted or required hereunder to be given to any Holder shall be sufficiently given if in writing and mailed first-class postage prepaid, to each Holder affected by such event, at its address as it appears in the Warrant Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holders shall affect the sufficiency of such notice with respect to other Holders. Any notice required hereunder to be given to any Holder may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Warrant Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Any notice, request, waiver, consent or other document provided or permitted by this Agreement to be given to (i) the Warrant Agent by any Holder or by the Company shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid or sent by facsimile, to and received by the Warrant Agent at its Corporate Trust Office, and (ii) the Company by the Warrant Agent or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid or sent by facsimile, to the Company at the address or facsimile number of its principal office specified in the first paragraph of this Agreement or at any other address or facsimile number previously furnished in writing to the Warrant Agent by the Company.

In the event the Warrant Agent shall receive any notice, demand or other document addressed to the Company by any Holder, the Warrant Agent shall promptly forward such notice or demand to the Company.

SECTION 6.5. MAINTENANCE OF OFFICE.

So long as any of the Warrants remain outstanding, the Company shall designate and maintain in the State of New York an office or agency where Warrant Certificates may be surrendered for registration of transfer or for exchange, where Warrants may be surrendered for exercise and where notices and demands to or upon the Company in respect of the Warrants and this Warrant Agreement may be served. The Company may from time to time change or rescind such designation as it may deem desirable or expedient. The Company will give prompt written notice to the Warrant Agent of the location, and any change in the location, of such office or agency. The Company hereby designates the Corporate Trust Office of the Warrant Agent as the initial agency maintained for each such purpose. If at any time the Company shall fail to maintain any such required office or agency or shall fail to notify the Warrant Agent of the location thereof or of any change in the location thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Warrant Agent, and the

Company hereby appoints the Warrant Agent as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies (in or outside the State of New York) where Warrant Certificates may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the State of New York for such purposes. The Company shall give prompt written notice to the Warrant Agent of any such designation or rescission, and of any change in the location of, any such other office or agency.

SECTION 6.6. SUCCESSORS AND ASSIGNS.

All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 6.7. SEPARABILITY.

In case any provision in this Agreement or in the Warrant Certificates shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.8. PERSONS HAVING RIGHTS UNDER AGREEMENT.

Nothing in this Agreement or in the Warrant Certificates, expressed or implied, is intended, or shall be construed, to give any Person, other than the parties hereto and their successors hereunder, and the Holders of Warrants, any benefit, right, remedy or claim under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Warrant Agent have caused this Agreement to be executed by their duly authorized officers as of the date set forth below.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Manuel A. Henriquez
	Name:	Manuel A. Henriquez
	Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

Dated: June 22, 2004

EXHIBIT I

NOTICE OF EXERCISE - 1-YEAR WARRANTS

The undersigned hereby irrevocably elects to exercise                      of the 1-Year Warrants represented by the Global 1-Year Warrant Certificate dated June 22, 2004 issued by Hercules Technology Growth Capital, Inc. and registered in the name of Cede & Co., as nominee of The Depositary Trust Company, and purchase the whole number of shares issuable and deliverable upon exercise of such 1-Year Warrants, and herewith tenders payment for such shares in accordance with the terms of the Warrant Agreement. The undersigned hereby directs that the certificate or certificates for the shares issuable and deliverable upon exercise, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned, unless a different name is indicated below. The undersigned will pay any transfer taxes or other governmental charge payable with respect to any such shares to be issued in the name of a person other than the undersigned.

INSTRUCTIONS FOR REGISTRATION OF SHARES

(please typewrite or print)

Name:

Address:

Social Security or Other Taxpayer Identification Number:

Dated:

Signature:

Note: Signature must conform to name of Holder appearing on face hereof Signature must be guaranteed by a member of an accepted medallion guarantee program if shares of Common Stock are to be issued, or 1-Year Warrant Certificate(s) are to be delivered, other than to and in the name of the Holder.

Signature Guarantee

Fill in for registration of shares of Common Stock and 1-Year Warrant Certificate(s) if to be issued otherwise than to the Holder:

Social Security or other Taxpayer Identification Number:
(name)

(name)

Please print name and address (including zip code)

NOTICE OF EXERCISE - 5-YEAR WARRANTS

The undersigned hereby irrevocably elects to exercise                      of the 5-Year Warrants represented by the Global 5-Year Warrant Certificate dated June 22, 2004 issued by Hercules Technology Growth Capital, Inc. and registered in the name of Cede & Co., as nominee of The Depositary Trust Company, and purchase the whole number of shares issuable and deliverable upon exercise of such 5-Year Warrants, and herewith tenders payment for such shares in accordance with the terms of the Warrant Agreement. The undersigned hereby directs that the certificate or certificates for the shares issuable and deliverable upon exercise, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned, unless a different name is indicated below. The undersigned will pay any transfer taxes or other governmental charge payable with respect to any such shares to be issued in the name of a person other than the undersigned.

INSTRUCTIONS FOR REGISTRATION OF SHARES

(please typewrite or print)

Name:

Address:

Social Security or Other Taxpayer Identification Number:

Dated:

Signature:

Note: Signature must conform to name of Holder appearing on face hereof Signature must be guaranteed by a member of an accepted medallion guarantee program if shares of Common Stock are to be issued, or 5-Year Warrant Certificate(s) are to be delivered, other than to and in the name of the Holder.

Signature Guarantee

Fill in for registration of shares of Common Stock and 5-Year Warrant Certificate(s) if to be issued otherwise than to the Holder:

Social Security or other Taxpayer Identification Number:
(name)

(name)

Please print name and address (including zip code)